LOAN AGREEMENT

Party  A  (hereinafter  referred  to  as  Party A): Shaanxi Zhongke Spaceflight

Agriculture Development Stock Co., Ltd.


Party B (hereinafter referred to as Party B): Li Hua


Through friendly negotiation, Party A and Party B have agreed as follows:


     In view of the fact that Party A are a  developmental  stage  company  and with  insufficient  cash  inflows for the time being, in order to guarantee the

operation  and  sustainable  development   of  Party  A,  accordingly,  as  the

shareholder and owner of Party A, Party B are willing to unconditionally make a loan  of  RMB  1*400*000.00 to Party A this time.  In  addition,  there  is  no interest and loan  term  on  this  loan, and Party A will pay off the loan only when Party B requires the repayment. Meanwhile, for the purpose of guaranteeing the sustainable operation of Party A,  Party  B will continue to make a loan to

Party A in the later period.


      This agreement is in duplicate. Both Parties  shall  hold each one of the original copies. And this agreement shall come into force upon the signature of the authorized representative of each party.


      Party A(seal):                     Party B(seal):


      December 1, 2007                   December 1, 2007